EXHIBIT 5


THE OFFICES OF LAWRENCE R. MOON, ESQ.
1845 South Dobson Road, Suite 209
Mesa, Arizona 85202
Telephone: (602) 820-0177
Facsimile: (602) 820-0495
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September 4, 1996

The Board of Directors of Olympus Ventures, Inc.
749 West 17th Street
Hialeah, Florida 33013

Gentlemen:

You have requested my opinion ("Opinion") with respect to the shares of common stock ("Common Stock") of Olympus Ventures, Inc. (the "Company") to be included in the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on September 4, 1996, in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of Common Stock, $0.00001 par value, to be issued by the Company pursuant to the Company's 1996 Employee Stock Benefit Plan ("Stock Benefit Plan").

As special counsel to the Company and in connection with rendering this Opinion, I have examined the original or copies of such records of the Company and such other documents as deemed relevant and necessary for the Opinion expressed herein, including without limitation, the Company's Articles of Incorporation and By-laws, as amended; and the documents pertaining to the establishment of the Stock Benefit Plan. In this examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted as conformed copies. As to various questions of fact material to this Opinion, I have relied upon statements or certificates of officials and representatives of the Company. Nothing came to my attention during the course of my investigation that would lead me to doubt any of these assumptions.

Based upon and subject to the foregoing, it is my opinion that the 1,500,000 shares of Common Stock that may be issued by you pursuant to the Stock Benefit Plan, when issued in the manner provided in the Stock Benefit Plan, will be validly issued, fully paid and non-assessable.

The undersigned consents to the filing of this Opinion as an exhibit to the Registration Statement and further consents to all references to him in the Registration Statement and any amendments thereto. In providing this consent, the undersigned is not admitting that he is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as


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amended, or the rules and regulations promulgated by the Commission thereunder.

Sincerely,

/s/ LAWRENCE R. MOON

Lawrence R. Moon


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